Exhibit 5

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C.  20015
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Telephone (202) 274-2000
Facsimile (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER
(202) 274-2000

September 10, 2014

The Board of Directors
MW Bancorp, Inc.
2110 Beechmont Avenue
Cincinnati, Ohio 45230

Re:           MW Bancorp, Inc.
                 Common Stock, Par Value $0.01 Per Share

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”) of MW Bancorp, Inc. (the “Company”).  We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.  The opinion expressed below is limited to matters governed by Maryland and Federal law.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.

Luse Gorman Pomerenk & Schick A Professional Corporation